Name of Subscriber:  GENERALE DE SANTE INTERNATIONAL, PLC





                             SUBSCRIPTION AGREEMENT



First Medical Corporation
5200 Blue Lagoon Drive
Suite 250
Miami, Florida  33126


Gentlemen:

         The undersigned ("Subscriber") hereby tenders this Subscription Agreement ("Agreement") subject to the terms and conditions set forth herein. If you are in agreement, please indicate your acceptance by executing this Agreement in the space provided and returning one executed counterpart to Subscriber. All references to Subscriber shall include the Subscriber's nominee.

         The closing of this transaction will not occur until such time as First Medical Corporation, a Delaware corporation (the "Issuer"), consummates a transaction in which it becomes a public company. Accordingly, the parties agree that all documents to be executed in connection with the transaction described herein shall be subject to the closing of a transaction in which the Issuer shall become a public company. Simultaneously with the closing, the Issuer agrees to register the Common Stock (as defined below) currently owned by Subscriber and the Common Stock purchased by Subscriber hereby as described herein.

1.       Subscription.

         1.01 Subscriber hereby subscribes for and agrees to purchase a number of shares of the Common Stock, $.01 dollar value (the "Common Stock"), of First Medical Corporation, a Delaware corporation (the "Issuer"), equal to 10% of the issued and outstanding Common Stock of the Issuer existing on the date of the Closing of the transactions contemplated by this Agreement, including the shares issued to Subscriber.

         1.02 Subscriber hereby subscribes for and agrees to purchase such amount of the 9% Series A Preferred Stock ("Preferred Stock") of the Issuer as shall be convertible into 10% of the shares of Common Stock issued and outstanding as at the date of issue. The Preferred Stock issued to the Subscriber shall form a class of shares of its own. The


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                                        2

Preferred Stock shall be issued to Subscriber and shall contain the terms and conditions set forth in Exhibit "A" annexed hereto and made a part hereof by reference, and such other terms and conditions, if any, as Issuer and Subscriber may mutually agree upon in writing prior to the Closing of the transaction contemplated by this Agreement. As set forth in Exhibit "A," the Preferred Stock will pay a 9%, cumulative annual dividend, payment of which will be deferred until the earlier of (i) the third anniversary of the Closing and (ii) the date of conversion into Common Stock, and will be convertible into shares of Common Stock equal to 10% of the currently issued and outstanding Common Stock on a fully diluted basis. There will be no new issue of Common Stock during 1996.

         1.03 Subscriber hereby subscribes for and agrees to purchase 49% of the issued and outstanding shares of the Common Stock, $.01 par value (the "WHEN Common Stock"), of WHEN Inc., a Delaware corporation and a wholly-owned subsidiary of the Issuer (WHEN"). The WHEN Common Stock subscribed for hereby equals 49% of the issued and outstanding WHEN Common Stock.

         1.04 The purchase price for the Common Stock and Preferred Stock purchased hereby is an aggregate of US$4,000,000. The purchase price for the WHEN Common Stock purchased hereby is US$1,000,000.

         1.05 The Issuer agrees that the proceeds from Subscriber's purchase of the Common Stock, Preferred Stock and WHEN Common (collectively, the "Securities") shall only be used by the Issuer for the purchase of capital assets for WHEN and/or American Medical Clinics Development Corporation, Limited, an Irish corporation ("AMCDC").

2.       Restrictions on Transfer.

         2.01 Subscriber acknowledges that it is acquiring the Securities for its own account and for the purpose of investment and not with a view to any distribution or resale thereof within the meaning of the Securities Act of 1933, as amended (the "Act"), and any applicable state or other securities laws ("Other Securities Laws"). Subscriber further agrees that it will not sell, assign or transfer any of the Securities so acquired in violation of the Act or Other Securities Laws and acknowledges that, in taking unregistered securities, it must continue to bear the economic risk of its investment for an indefinite period of time because such Securities have not been registered under the Act or Other Securities Laws. Subscriber further acknowledges that such Securities cannot be transferred unless they are registered under the Act and Other Securities Laws or an exemption from such registration is applicable to such transfer.

         2.02 Subscriber acknowledges that appropriate legends reflecting the status of the Securities under the Act and Other Securities Laws will be placed on the face of the


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                                        3

certificates for such Securities at the time of their transfer and delivery, including, without limitation, the following restrictive legend:

         "The Shares represented by this certificate have been acquired directly or indirectly from the Issuer without being registered under the Securities Act of 1933, as amended, or any other applicable securities laws, and are restricted securities as that term is defined under Rule 144 promulgated under the Act. These shares may not be sold, pledged, transferred, distributed or otherwise disposed of in any manner ("Transfer") unless they are registered under the Act and any applicable securities laws, or unless the request for Transfer is accompanied by a favorable opinion of counsel, reasonably satisfactory to the Issuer, stating that the Transfer will not result in a violation of the Act or any applicable state securities laws."

         2.03 Immediately following (i) a transaction in which the Issuer becomes a public company and (ii) any conversion by Subscriber, the Issuer agrees to register all shares of the Common Stock owned by the Subscriber under the Securities Act of 1933, as amended (the "Act"), on a Form S-3 or other appropriate form of registration. In addition, in the event that the Issuer proposes to register any securities (the "Registration Shares") under the Act, other than pursuant to a registration statement on Form S-4 or S-8, or any successor to such forms, for the purpose of the sale or other transfer of the Registration Shares by Issuer, Subscriber shall have the right to request the Issuer to include its shares of Common Stock and/or Preferred Stock, as the case may be, in such registration under the Act or any other securities laws; provided, however, that if such registration is pursuant to an underwritten initial public offering and in the written opinion of the Issuer's managing underwriter for such offering, if any, the inclusion of all or a portion of the Subscribers securities, when added to the securities being registered by the Issuer and any selling shareholder(s) of the Issuer other than the Subscriber, if any (the "Other Stockholders"), will exceed the maximum number of the Issuer's securities that can be marketed at the price that could otherwise be obtained or would otherwise materially adversely affect the offering, then the issuer may first include in such registration all of the securities the Issuer proposes to sell, and the number of the Subscriber's securities and the Other Stockholders' securities that may be so included shall be allocated among the Subscriber and the Other Stockholders pro-rata on the basis of the number of shares that are requested to be registered by Subscriber and the Other Stockholder(s). The parties hereto agree that the cost of registration of Subscriber's securities shall be borne by the Issuer.

3.       Covenants and Additional Agreements.

         3.01 As set forth above, the shares of Preferred Stock being subscribed for hereby shall be convertible into a number of shares of Common Stock equal to ten percent (10%) of the Issued and outstanding Common Stock of Issuer as of the date of issuance.



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                                        4

         3.02 Subscriber shall have the right to designate half of the members of the board of directors of WHEN.

         3.03 The Executive Committees of the Issuer and WHEN shall include its Chairman of the Board, its Chief Executive Officer and a designee of Subscriber (in the event Subscriber shall select such a designee). All capital business investments (but not Normal capital expenditures) shall be approved only by a unanimous vote of their respective Executive Committees. Meetings of the Executive Committees may be held by telephone, with confirmation of votes by fax.

         3.04 At any time within three (3) years following the Closing, the Subscriber shall have the option to put the whole of its shareholdings in WHEN to the Issuer for the consideration of an aggregate of US$1,000,000 and a sum equivalent to the fair market value of such shares. The fair market value of such shareholdings shall be determined by a reputable investment banking firm to be selected by the Issuer and the Subscriber. In the event the parties cannot agree on an investment banker, the parties shall each select a reputable investment banking firm and such investment banking firms shall select a third reputable investment banking firm to determine the fair market value of the WHEN Common Stock. The determination of the third investment banking firm shall be binding upon the Issuer and Subscriber.

         3.05 In connection with the transactions contemplated hereby, Subscriber shall sell to the Issuer, for consideration of US$1.00, an amount equal to one percent (1%) of the shares of AMCDC. Alain Lellouche shall become Chairman of the Board of AMCDC.

         3.06 It is understood by the Issuer and the Subscriber that all hospital management contractual agreements will be effected through WHEN.

         3.07 At any time between the second and the fifth anniversary of the Closing, Subscriber may acquire from WHEN that number of shares of WHEN Common Stock as may be sufficient, together with the shares acquired pursuant to this Agreement, to provide Subscriber with 52% of the issued and outstanding WHEN Common Stock. If Subscriber acquires 52% of the issued and outstanding common stock of WHEN, WHEN shall enter into a management agreement with the Issuer or its wholly-owned subsidiary or other designee, pursuant to which WHEN pays such entity, for two years after such acquisition, an annual management fee equal to the sum of WHEN's cost of management and a reasonable success fee to be determined by the Issuer and the Subscriber. In the event that Subscriber acquires the additional 3% of WHEN Common Stock, Issuer will receive from Subscriber, at the Issuer's option, either (i) 10% of the Common Stock of FMC that was issued at the Closing or (ii) US$3,000,000. Further, if Subscriber acquires the additional 3% of the WHEN Common Stock, Subscriber will also have the option to purchase at that time the remaining shares of WHEN Common Stock at a price equal to its fair market value, as determined by one reputable investment banking firm, to be selected by the Issuer and Subscriber. In the event the parties cannot agree on an investment banker, the parties shall


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                                        5

each select a reputable investment banking firm who shall select a third reputable investment banking firm to determine the fair market value of the WHEN Common Stock. The determination of the third investment banking firm shall be binding upon the Issuer and Subscriber. If Subscriber acquires all of the WHEN Common Stock, the management agreement described in this Section 3.07 shall terminate.

         3.08 Upon the Closing, the provision of that certain agreement dated January 20, 1996, among the Issuer, the Subscriber and AMCDC relating to the loan by Subscriber of US$1,200,000 shall terminate and be of no further force and effect.

         3.09 Subscriber may acquire from Issuer for US$1.00 consideration, that number of shares of the Common Stock of AMCDC, par value of the AMCDC Common Stock (the "AMCDC Common Stock") as may be sufficient, together with the shares of AMCDC Common Stock already owned by Subscriber, to provide Subscriber with 52% of the issued and outstanding AMCDC Common Stock.

         3.10 At any time prior to the fifth anniversary of the Closing, Subscriber shall have the option to acquire from the Issuer, for the price of 110% of the average 30-day trailing market price thereof, that number of shares of Common Stock of the Issuer that, together with the shares of Common Stock already held by Subscriber, shall equal 51% of the issued and outstanding Common Stock of the Issuer.

         3.11 The Issuer and Subscriber agree that in exchange for the Subscriber's termination of that certain option granted to Subscriber by American Medical Clinics, Inc. ("AMC") and its successor entity American Medical Centers Management Company, Inc., a wholly owned subsidiary of the Issuer, which option entities the Subscriber to purchase, at any time prior to December 31, 1997, 10% of the issued and outstanding common stock of AMC, the Issuer shall issue Subscriber a number of shares of Common Stock equal to 5% of the issued and outstanding Common Stock of the Issuer existing immediately following the date of the Closing of the transactions contemplated by this Agreement. Issuer agrees that the shares of Common Stock issuable to the Subscriber pursuant to this Section 3.11 shall not be diluted during the remainder of the year ended December 31, 1996, absent agreement between the Issuer and the Subscriber.

         3.12 It is an essential term of this Agreement that Charles Pendola will become Chief Executive Officer of Issuer and WHEN.

         3.13 Subscriber shall have the right to designate three (3) members of the Issuer's Board of Directors. Subscriber shall also have the right to appoint a Deputy Chief Financial Officer to be employed by the Issuer, as well as a Deputy Managing Director of WHEN, to be employed by WHEN.



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                                        6

4.       Miscellaneous.

         4.01 This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

         4.02 The Closing shall take place at the offices of Patton & Boggs, L.L.P., 2550 M Street, N.W., Washington, D.C., at 10:00 a.m. on the date immediately following the consummation of a transaction in which the Issuer becomes a public company or on such other date and place as Issuer and Subscriber shall mutually agree. At the Closing of this transaction, the Issuer shall deliver to the Subscriber duly executed stock certificates for the Securities being subscribed for and the Subscriber shall deliver to the Issuer, a certified or official bank check for the total subscription price set forth above or shall wire such funds to an account designated by Issuer.


         IN WITNESS WHEREOF, the parties have caused this Subscription Agreement to be executed by the officers thereunto duly authorized on the date first set forth below.


                                   SUBSCRIBER:

                                   GENERALE DE SANTE INTERNATIONAL, PLC

                                   By: ______________________________________
                                        Daniel Caille

                                   Mailing Address:   4 Cornwall Terrace
                                                      London NW1 4QP ENGLAND

                                   Date:  June 11, 1996

                                   Telephone: 011-44-071-486-1266
                                   Fax:       011-44-071-486-9275
Accepted by:

ISSUER:
FIRST MEDICAL CORPORATION

By:     ___________________
Name:   ___________________
Title:  ___________________
Date:   ___________________

                                    EXHIBIT A



         BE IT FURTHER RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by its Certificate of Incorporation, the Board of Directors does hereby provide for and authorize the issuance of an aggregate of ______ shares of the preferred stock, par value $.01 per share, of the Corporation, to be designated "Series A Preferred Stock" of the presently authorized but unissued shares of preferred stock of the Corporation. The voting powers, designations, preferences, and relative, participating, optional or other special rights of the Series A Preferred Stock authorized hereunder and the qualifications, limitations and restrictions of such preferences and rights are as follows:

         1. Creation of Class. There is hereby created a class of Series A Convertible Preferred Stock, with an aggregate stated value of $2,000,000 (two million dollars), the stated value per share being hereinafter referred to as the ("Stated Value") and a par value of $.001 per share ("Series A Preferred Stock"), consisting of ______ (______) shares of the authorized and unissued shares of Series A Preferred Stock.

         2.       Dividends.

                  (a) To the extent not prohibited by Delaware law, the Board of Directors of the Corporation shall declare and the Corporation shall pay preferential dividends to the holders of Series A Preferred Stock accrued as provided herein and no more dividends. Except as otherwise provided herein, dividends on each share of Series A Preferred Stock (a "Share") shall accrue cumulatively from and including the date of issuance at the rate of 9% of the Stated Value of each Share per annum whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. For purposes of this Section 2(a), the date on which the Corporation initially issues any Share is its "date of issuance" regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates that may be issued to evidence such Share (whether by reason of transfer of such Share or for any other reason).

                  (b) The Series A Preferred Stock shall be preferred as to the payment of dividends over the shares of all existing common stock, par value $.01 per share, of the Corporation (the "Common Stock"). Any dividends payable on the Common Stock or any other series of preferred stock or common stock (payable in cash or securities) shall be subordinate to dividends payable on the Series A Preferred Stock.

                  (c) All dividends payable on the Preferred Stock shall accrue and be cumulative but shall not be paid until the date of conversion of the Series A Preferred Stock pursuant to Section 4 hereof. The dividend accrued and payable for any period which is less than a full year shall be computed on a pro-rata basis for the actual number of days elapsed in the period for which payable, including the date of payment.



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                                        2

                  (d) No interest will accrue on accumulated but unpaid dividends until such dividends become payable as set forth in Section 2(c) above.

                  (e) The Corporation agrees to take all action that may be necessary or advisable to permit the Corporation to meet its obligations to the holders of Series A Preferred Stock.

         3.       Voting Rights:  Consent of Holders.

                  (a) Each share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock that such share of Series A Preferred Stock is convertible into at the then existing Conversion Rate. The existing Conversion Rate is subject to adjustment as per the provisions of Section 4.

                  (b) Except as hereinafter set forth, or as provided by law or by the rules of the National Association of Securities Dealers, Inc., the holders of Series A Preferred Stock shall vote together with the holders of the Common Stock (and any other class or series which may be similarly entitled to vote with the shares of Common Stock) as one class on all matters submitted to a vote of stockholders of the Corporation.

                  (c) The holders of the Series A Preferred Stock shall have the exclusive right, voting separately as a class, to elect three (3) directors of the Corporation at any annual meeting of the stockholders of the Corporation for the purpose of electing directors or at such annual meeting of the holders of the Series A Preferred Stock. The right to elect three (3) directors shall continue, even after the Series A Preferred Stock is converted into shares of Common Stock, until such time as the stockholders of the Corporation elect other directors.

                  If the right to elect three (3) directors shall not already have been exercised, a proper officer of the Corporation shall, upon the written request of holders of record of 25% of the shares of the Series A Preferred Stock then outstanding, addressed to the Secretary of the Corporation, call a special meeting of holders of the Series A Preferred Stock for the purpose of electing directors. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation or a place designated by the holders of the Series A Preferred Stock. If such meeting shall not be called by the proper officers of the Corporation within 30 days after the personal service of such written request upon the Secretary of the Corporation, or within 30 days after mailing the same within the United States, by registered mail, addressed to the Secretary of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of 25% of the shares of the Series A Preferred Stock then outstanding may designate in writing a holder of the Series A Preferred Stock to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the same


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                                        3

place as is elsewhere provided in this Section 3(c). Any holder of the Series A Preferred Stock entitled to vote at such meeting shall have access to the stock books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this Section 3(c). Notwithstanding the provisions of this Section 3(c), however, no such special meeting shall be called during a period within 60 days immediately preceding the date fixed for the next annual meeting of stockholders.

                  At any meeting held for the purpose of electing directors at which the holders of the Series A Preferred Stock shall have the right to elect directors as provided herein, the presence in person or by proxy of the holders of a majority of the then outstanding shares of the Series A Preferred Stock shall be required and be sufficient to constitute a quorum of such class for the election of directors by such class. At any such meeting or adjournment thereof
(i) the absence of a quorum of the holders of the Series A Preferred Stock having such right shall not prevent the election of directors other than those to be elected by the holders of the Series A Preferred Stock and the absence of a quorum or quorums of the holders of capital stock entitled to elect such other directors shall not prevent the election of directors to be elected by the holders of the Series A Preferred Stock entitled to elect such directors and
(ii) in the absence of a quorum of the holders of any class of stock entitled to vote for the election of directors, a majority of the holders of such class present in person or by proxy shall have the power to adjourn the meeting for the election of directors which the holders of such class are entitled to elect, from time to time, without notice (except as required by law) other than announcement at the meeting, until a quorum shall be present.

                  The term of office of all directors elected by the holders of the Series A Preferred Stock pursuant to this Section 3(c) in office at any time when the aforesaid voting right is vested in the holders of the Series A Preferred Stock shall terminate upon the election of their successors at any meeting of stockholders for the purpose of electing directors (it being understood that such successors shall be elected by the holders of the Series A Preferred Stock).

                  (d) The consenting votes of the record holders of 100% of the outstanding shares of Series A Preferred Stock, voting separately as a class, shall be required in the event the Corporation seeks to adversely affect the rights, preferences or privileges of the holders thereof, and in particular, without limitation, in the event the Corporation:

                  (i)  increases the authorized amount of Series A Preferred
         Stock;

                  (ii) authorizes or issues shares of any class or series of stock not expressly authorized herein having any preference or priority as to dividends, assets or other rights superior to or on a parity with any such preference or priority of the Series A Preferred Stock, or authorizes or issues shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having options to purchase, any shares of stock of the Corporation having any


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                                        4

         preference or priority as to dividends, assets or other rights superior to or on a parity with any such preference or priority of the Series A Preferred Stock;

                  (iii) reclassifies any class or series of any junior stock into shares of stock on a parity with or senior to the Series A Preferred Stock, or reclassify any class or series of parity stock into senior stock;

                  (iv) effects any material change of the principal business of the Corporation, which is currently providing services related to the healthcare industry or

                  (v) seeks to change the Stated Value, the dividend rate or, the optional conversion provisions contained in Section 4 hereof.

All shares issued to Subscriber shall be free of any and all options, liens, charges, encumbrances or other third party rights at and as of the date of issue, conversion or upon an exchange of shares in connection with a merger transaction.

         4. Conversion. The holders of shares of Series A Preferred Stock shall have conversion rights as follows:

                  (a) Mandatory Conversion. At the close of business on third anniversary of the closing date (the "Mandatory Conversion Date"), all outstanding shares of Series A Preferred Stock shall automatically convert into 10% of the issued and outstanding shares of Common Stock of the Corporation on a fully diluted basis (as such shares may be constituted on the Mandatory Conversion Date) such number of Common Stock as shall require to be given for each Series A Preferred Stock so as to convert the latter into 10% of the Common Stock at the date of issue, subject to adjustments as provided for herein, being the conversion rate (as adjusted from time to time pursuant hereto, the "Conversion Rate"). The Corporation shall provide notice of the conversion of the shares of Series A Preferred Stock to holders of record of the shares of Series A Preferred Stock not less than thirty (30) nor more than sixty (60) days prior to the Mandatory Conversion Date. Notice of the conversion shall state the Mandatory Conversion Date; the then effective Conversion Rate; and the place or places where certificates for such shares of Series A Preferred Stock are to be surrendered for conversion. Any such notice shall be provided by fax and mail, sent to all the holders of record of the shares of Series A Preferred Stock at each such holder's address as it appears on the stock register of the Corporation, first class postage prepaid; provided, however, that failure to give such notice or any defect therein will not affect the validity of the proceeding for conversion of all outstanding shares of Series A Preferred Stock. The holder of a share or shares of Series A Preferred Stock shall deliver to the Corporation on or prior to the Mandatory Conversion Date during regular business hours, at such place as may have been designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank or to the Corporation (if required by it), accompanied by written notice stating the name or names (with address) in which the certificate or certificates


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                                        5

for Common Stock are to be issued. Conversion shall be deemed to have been effected on the Mandatory Conversion Date notwithstanding the date on which such certificate or certificates are actually received by the Corporation. As promptly as practicable after the Mandatory Conversion Date, the Corporation shall issue and deliver to or upon the written order of such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and such adjustment in respect of any fraction of a share as provided in subparagraph (d) below. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of Common Stock of record on the Mandatory Conversion Date.

                  (b) Each holder of a share of Series A Preferred Stock shall have the right, at any time, to convert such share into fully paid and nonassessable shares of Common Stock, at the Conversion Rate.

                  (c) The Corporation shall not be required, in connection with any conversion of shares of Series A Preferred Stock to issue a fraction of a share of its Common Stock, but in lieu thereof the Corporation shall make a cash payment (calculated to the nearest cent) equal to such fraction multiplied by the market price of the Common Stock on the trading day prior to conversion.

                  (d) Any holder of shares of Series A Preferred Stock compelled or electing to convert such shares into Common Stock shall surrender the certificate or certificates for such shares at the office of the Corporation (or at such other place as the Corporation may designate by notice to the holders of shares of Series A Preferred Stock) during regular business hours, duly endorsed to the Corporation or in blank, or accompanied by instruments of transfer to the Corporation in blank, in form satisfactory to the Corporation and, in the case of an optional conversion, shall give written notice to the Corporation at such office that such holder elects to convert such shares of Series A Preferred Stock. The Corporation shall, as soon as practicable after such deposit of certificates for shares of this Series, accompanied by the written notice above prescribed, issue and deliver to the holder for whose account such shares were surrendered, or to his nominee at such address communicated to the Corporation, certificates representing the number of shares of Common Stock and the cash, if any, to which such holder is entitled upon such conversion.

                  (e) In the case of an optional conversion, conversion shall be deemed to have been made as of the date of surrender of certificates for the shares of Series A Preferred Stock to be converted, and the giving of written notice as hereinabove provided; and the person entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such Common Stock on such date. The Corporation shall not be required to deliver certificates for shares of its Common Stock while the stock transfer books for such stock or for this Series A Preferred Stock are duly closed for any purpose, but certificates for shares of Common Stock shall be issued and delivered as soon as practicable after the opening of such books.



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                                        6

                  (f) The conversion rate shall be adjusted from time to time as follows:

                  (i) In case the Corporation shall (a) pay a dividend or make a distribution in shares of its capital stock (whether shares of Common Stock or of capital stock of any other class) to holders of Common Stock, (b) subdivide its outstanding shares of Common Stock, (c) combine its outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of its shares of Common Stock any shares of capital stock of the Corporation, the conversion right and the conversion rate in effect immediately prior to such action shall be adjusted so that the holder of any shares of this Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of capital stock of the Corporation which such holder would have owned immediately following such action and such shares of this Series A Preferred Stock been converted immediately prior thereto. An adjustment made pursuant to this subparagraph shall become effective retroactively immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. If, as a result of an adjustment made pursuant to this Section, the holder of any shares of this Series thereafter surrendered for conversion shall become entitled to receive shares of two or more classes of capital stock of the Corporation, the Board of Directors (whose determination shall be conclusive) shall determine the allocation of the adjusted conversion rate between or among shares of such classes of capital stock.

                  (ii) In case the Corporation shall issue rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the market price of the Common Stock on the record date referred to below, the conversion rate shall be adjusted so that it shall equal the rate determined by multiplying the conversion rate in effect immediately prior to the date of issuance of such rights or warrants by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and the denominator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of shares that the aggregate offering price of the total number of shares so offered would purchase at such current market price. Such adjustment shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such rights or warrants.

                  (iii) In case the Corporation shall distribute to all holders of its Common Stock evidences of its indebtedness or assets (exclusive of any cash dividend paid from retained earnings of the Corporation) or rights or warrants to subscribe to securities of the Corporation (excluding those hereinabove described), then in each such case the conversion rate shall be adjusted so that it shall equal the rate determined by multiplying the conversion rate in effect immediately prior to the date


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                                        7

         of such distribution by a fraction, the numerator of which shall be the current market price of the Common Stock on the record date referred to below, and the denominator of which shall be such current market price of the Common Stock less the then fair market value (as determined by the Board of Directors of the Corporation, whose determination shall be conclusive) of the portion of the assets or evidences of indebtedness so distributed or of such subscription rights or warrants applicable to one share of Common Stock. Such adjustment shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such distribution.

                  (iv) Notwithstanding the foregoing, the Corporation shall not be required to make any adjustment of the conversion rate unless such adjustment would require an increase or decrease of at least 1% in such rate. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% in such rate.

                  (v) Whenever an adjustment in the conversion rate is required, the Corporation shall forthwith place on file with its Secretary a statement signed by its President or a Vice President and by its Secretary or Treasurer or one of its Assistant Secretaries or Assistant Treasurers, stating the adjusted conversion rate determined as provided herein. Such statements shall set forth in reasonable detail such facts as shall be necessary to show the reason and the manner of computing such adjustment. Promptly after the adjustment of the conversion rate, the Corporation shall mail a notice thereof to each holder of shares of Series A, Preferred Stock.

                  (vi) In case of either (a) any consolidation or merger to which the Corporation is a party, other than a merger or consolidation in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification of, or change (other than a change in par value or from par value to no par value or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of Common Stock, or (b) any sale or conveyance to another corporation of all or substantially all of the assets of the Corporation, then the Corporation, or such successor corporation, as the case may be, shall make appropriate provision so that the holder of each of Series A Preferred Stock then outstanding shall have the right to convert such shares of Series A Preferred Stock into the kind and amount of shares or other securities and property receivable upon such consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to consolidation, merger, sale or conveyance, subject to adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for hereunder. The provisions of this Section shall apply similarly to successive consolidations, mergers, sales or conveyances.



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                                        8

                  (vii) The Corporation shall take all necessary action to cause any shares of Series A Preferred Stock which shall at any time have been converted to resume the status of authorized but unissued shares of Series A Preferred Stock, without designation as to series, until such shares are once more designated as part of a particular series by the Board of Directors. The Corporation shall at all times reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the shares of this Series, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of this Series; provided, however, that nothing contained herein shall preclude the Corporation from satisfying its obligations in respect of the conversion of the shares by delivery of purchased shares of Common Stock which are held in the treasury of the Corporation.

                  (viii) If any shares of Common Stock required to be reserved for purposes of conversion of shares of Series A Preferred Stock hereunder require registration with or approval of any governmental authority before such shares may be issued upon conversion, the Corporation shall cause such shares to be duly registered or approved, as the case may be. The Corporation will endeavor to list the shares of Common Stock required to be delivered upon conversion of shares of this Series prior to such delivery upon each national securities exchange upon which the outstanding Common Stock is listed at the time of such delivery.

                  (ix) The Corporation shall pay any and all issue or transfer taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock pursuant hereto.

                  (x) Before taking any action that would result in the conversion rate being less than the then par value of the Common Stock, the Corporation shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock.

                  (xi) As used herein, the term "market price" shall mean the closing or last sales price for the security on the principal exchange on which the security is then traded or the NASDAQ National Market, as the case may be, or if not so traded, the average of the closing bid and asked price on NASDAQ, or if not so traded, the average of the high or low bid prices as reported by the National Quotation Bureau, Incorporated. If no quotation is available for an applicable conversion record date, the quotation used shall be that for the most recent trading day prior to the record date of which a quotation is available. If the Common Stock, at the time of the applicable record date, is not publicly traded, the "market price" shall be fixed by the Board of Directors of the Corporation, whose determination, in the absence of fraud or bad faith, shall be conclusive. As used herein, the term "trading day" shall be a

                                        9
         day on which the principal securities exchange on which the Common Stock is traded, is open for business.

         5. Liquidation, Dissolution, Winding Up. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, either voluntarily or involuntarily, the amount that shall be paid to the holder of each share of Series A Preferred Stock (the "liquidation value" of such shares) shall be the fixed amount of the Stated Value for each such share and the additional sum representing declared but unpaid dividends thereon, if any. Neither the merger or consolidation of the Corporation, nor the sale, lease or conveyance of all or part of its assets, shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation, either voluntarily or involuntarily, within the meaning of this section.

         6. Preferential Rank. All shares of Common Stock shall be of junior rank in respect of the preferences as to dividend, distributions and payments upon the liquidation, dissolution or winding up of the Corporation to all shares of Series A Preferred Stock. The rights of the shares of Common Stock shall be subject to the preferences and rights of the Series A Preferred Stock.

         7. Reacquired Shares. Any shares of Series A Preferred Stock that have been issued and subsequently reacquired by the Corporation or redeemed or purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such Shares upon their cancellation shall become authorized but unissued shares of the preferred stock, par value $.01 per share, of the Corporation and may be redeemed as part of a new series of preferred stock of the Corporation to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth in the Corporation's Certificate of Incorporation.